Exhibit 10.1

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 25th day of January, 2007 by and among CAPITAL BANK CORPORATION (hereinafter “CBC”), CAPITAL BANK, a wholly-owned subsidiary of CBC (herinafter the “Bank”), and B. GRANT YARBER (hereinafter the “Employee”).

RECITALS

CBC, the Bank, and Employee are parties to an employment agreement dated April 21, 2004 (the “Employment Agreement”) employing the Employee as President and Chief Executive Officer of CBC and the Bank;

CBC adopted the Capital Bank Defined Benefit Supplemental Executive Retirement Plan effective May 24, 2005 (hereinafter the “SERP”) to provide the Employee and other eligible employees certain supplemental retirement benefits, including accelerated vesting and accelerated service credit for SERP purposes upon a “Change in Control” (as defined in the SERP), without regard to whether such benefits result in excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”);

CBC, the Bank, and Employee desire to amend the Employment Agreement to modify the cap on aggregate benefits provided to Employee in connection with a “Change in Control” (as defined in the SERP, the Employment Agreement or otherwise in a manner that triggers the application of Section 280G of the Code), including accelerated vesting and service credit under the SERP, to ensure that the Employment Agreement allows Employee to receive the full Change in Control benefits provided under the SERP and to otherwise conform the terms of the Employment Agreement and SERP where appropriate;

CBC, the Bank, and Employee desire to amend the Employment Agreement to provide for the payment of certain of Employee’s legal fees in certain circumstances, including in the event Employee either is involuntarily terminated by CBC, the Bank or either of their successors or terminates his employment for Good Reason (as defined in the Employment Agreement) following a Change in Control (as defined in the Employment Agreement) and Employee incurs legal expenses in seeking to enforce or defend his rights under the Employment Agreement; and

CBC, the Bank, and the Employee further desire to amend the Employment Agreement to ensure that severance and other benefits provided to Employee comply with various new rules imposed under Section 409A of the Code governing nonqualified deferred compensation;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and considerations set forth herein, and the performance of each, the parties hereto, intending legally to be bound, agree as follows:

AGREEMENT

The Employment Agreement is hereby amended as follows:

1.  Section 5(d) (“Limitation on Payments”) is restated in its entirety as follows to provide a modified cap or limitation on the amount of benefits that may be provided to Employee under the Employment Agreement or otherwise if such payments constitute “excess parachute payments” as such term is defined under Section 280G of the Code:

(d) Limitation on Payments. Notwithstanding anything set forth in this Employment Agreement to the contrary, in the event any payment or benefit to the Employee or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement, the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “SERP”), or otherwise (a “Payment”) would individually or together with any other such payment or benefit (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code and any related interest or penalties (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payment shall be reduced (the “Reduced Amount”) if and to the extent that a reduction in the Payment would result in Employee retaining, on an after-tax basis (after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax computed at the highest applicable marginal rate), a larger portion of such Payment than if the Payment were not so reduced. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards and/or cancellation or other adjustment of accelerated vesting or service credit for SERP benefits) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that generally provides the maximum economic benefit to Employee to the extent practicable for the Bank. The foregoing calculations shall be made at the Bank’s expense by an accounting firm selected by the Bank and reasonably acceptable to the Employee which is designated as one of the seven (7) largest accounting firms in the United States (the “Accounting Firm”); provided, however, that the Accounting Firm not also be serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control that gives rise to the potential application of the Excise Tax. The Accounting Firm engaged to make the calculations under this Section 5(d) shall provide its determination (the “Determination”), together with detailed supporting documentation, to the Bank and Employee as soon as practicable after the date on which Employee’s right to a Payment is triggered or such other time as is reasonably requested by the Bank or Employee. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Bank an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Within ten (10) days of the delivery of the Determination to the Bank, the Employee shall have the right to dispute the Determination (the “Dispute”). Upon the final resolution of a Dispute, the Bank shall pay to the Employee any additional amount required by such resolution in order to provide the Employee the maximum benefit possible pursuant to this Section 5(d). If there is no Dispute, the Determination shall be binding, final, and conclusive upon the Bank and Employee. Employee shall remain solely liable for all income taxes, Excise Taxes, or other amounts assessed on any Payments under this Section 5(d) and nothing in this Employment Agreement or otherwise shall be interpreted as obligating CBC, the Bank, or any successors thereto, to pay (or reimburse Employee for) any income taxes, Excise Taxes, or other taxes or amounts assessed against or incurred by Employee in connection with his receipt of such Payments.

2. A new Section 5(e) as follows is added to provide for the payment or reimbursement, if necessary, of certain legal fees and expenses incurred by Employee in seeking to enforce or defend his rights under the Employment Agreement following a Change in Control as such term is defined in Section 5(a) of the Employment Agreement:

(e) Payment of Legal Fees. The Bank is aware that after a “Change in Control” as such term is defined in Section 5(a) of this Employment Agreement, management could cause or attempt to cause Bank to refuse to comply with its obligations under this Employment Agreement, or could institute or cause or attempt to cause Bank to institute litigation seeking to have this Employment Agreement declared unenforceable, or could take or attempt to take other action to deny Employee the benefits intended under this Employment Agreement. In these circumstances, the purpose of this Employment Agreement would be frustrated. It is the Bank’s intention that the Employee not be required to incur the expenses associated with the enforcement or defense of his rights under this Employment Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Employee hereunder. It is Bank’s intention that the Employee not be forced to negotiate settlement of his rights under this Employment Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Employee that (a) Bank has failed to comply with any of its obligations under this Employment Agreement or a dispute arises between Employee and Bank as to the terms of this Agreement, or (b) Bank or any other person has taken or threatened to take any action to declare this Employment Agreement void or unenforceable, or instituted any litigation or other action designed to deny, diminish, or to recover from the Employee the benefits intended to be provided to the Employee hereunder, Bank authorizes the Employee to retain counsel of his choice, at Bank’s expense pursuant to the limitations set forth in this Section 5(e), to represent the Employee in connection with the enforcement or defense of his rights under this Employment Agreement, including without limitation the initiation or defense of any claim, demand, litigation or other legal action, whether by or against Bank or any director, officer, stockholder, or other person affiliated with Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between Bank and any counsel chosen by the Employee under this Section 5(e), Bank irrevocably consents to the Employee entering into an attorney-client relationship with that counsel, and Bank and the Employee agree that a confidential relationship shall exist between the Employee and that counsel. Bank agrees to promptly pay or reimburse the Employee for, as the case may be, all attorneys’ fees and related costs and expenses incurred by the Employee in connection with the enforcement or defense of his rights under this Employment Agreement as described above, up to a maximum aggregate amount of $125,000, whether suit be brought or not and whether or not incurred in trial, bankruptcy, or appellate proceedings; provided, however, that Employee obtains either a written settlement or a final judgment of a court of competent jurisdiction substantially in his favor or the matter is otherwise resolved substantially in his favor. The fees and expenses of counsel selected from time to time by the Employee as provided in this Section 5(e) shall be paid directly to counsel or reimbursed to the Employee by Bank within thirty (30) days following presentation by the Employee of a statement or statements prepared by such counsel in accordance with such counsel’s customary billing practices, Bank’s obligation to pay the Employee’s legal fees provided by this Section 5(e) operates separately from, and in addition to, any legal fee reimbursement obligation Bank may have with the Employee under any separate severance or other agreement. Anything in this Section 5(e) to the contrary notwithstanding, however, Bank shall not be required to pay or reimburse Employee’s legal expenses if doing so would violate Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation (12 C.F.R. § 359.0 et seq.).

3. A new Section 14 of the Employment Agreement as follows is added to ensure that certain benefits provided under the Employment Agreement comply, to the extent applicable, with the new deferred compensation laws and regulations under Code Section 409A:

14. Compliance with Internal Revenue Code Section 409A. Bank and Employee intend that their exercise of authority or discretion under this Employment Agreement shall comply with Code Section 409A. If when the Employee’s employment terminates, the Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) and, as a result, the postponement of any payments under this Employment Agreement or otherwise is necessary to avoid additional tax or interest to the Employee because of Code Section 409A, then despite any provision of this Employment Agreement or other plan or agreement to the contrary, the Employee will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Employee’s separation from service (within the meaning of Code Section 409A) for reasons other than the Employee’s death, (b) the date of the Employee’s death, or (c) any earlier date that does not result in additional tax or interest to the Employee under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision (the “Delay Period”), the entire amount of the delayed payments shall be paid to the Employee in a single lump sum with any remaining payments to commence in accordance with the terms of this Employment Agreement or other applicable plan or agreement. Notwithstanding the foregoing, to the extent that the Delay Period applies to the provision of any ongoing or substitute welfare benefits to Employee, Bank and Employee shall mutually cooperate to restructure such arrangement, to the extent practicable, so that no disruption in benefits occurs, the original intent and economic benefit of the arrangement is preserved, and Bank is not subjected to additional costs or expenses (e.g., if no delay would be required if Employee paid the premiums for such welfare benefits, Employee shall pay such premiums during the Delay Period and Bank shall reimburse Employee for such amounts immediately following expiration of the Delay Period). If any provision of this Employment Agreement does not satisfy the requirements of Code Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Employment Agreement would subject the Employee to additional tax or interest under Code Section 409A, Bank shall, after consulting with the Employee, reform the provision to comply with Code Section 409A. In reforming any such provision, Bank shall maintain, to the maximum extent practicable, the original intent and economic benefit of the applicable provision without subjecting Employee to additional tax or interest; provided, however, Bank shall not be obligated to incur any additional costs or expenses as a result of reforming any provision. References in this Employment Agreement to Code Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A.

4. Except as amended by this Amendment, the Employment Agreement shall remain in full force and effect without modification or revision.

[Signature Page Follows]

[Signature Page to Amendment of Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

CAPITAL BANK CORPORATION

By: /s/ O. A. Keller, III
O. A. Keller, III
Chairman

CAPITAL BANK

By: /s/ O. A. Keller, III
O.A. Keller, III
Chairman

EMPLOYEE

By: /s/ B. Grant Yarber
B. Grant Yarber